SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2010

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on August 3, 2010, AtriCure, Inc. (the “Company”) and Silicon Valley Bank (the “Bank”) entered into a Commitment Letter (the “Commitment Letter”) setting forth certain proposed amendments to the Company’s current credit facility with the Bank to provide for an increase in the total amount of the facility from $10,000,000 to $13,972,222.

On September 13, 2010, the Company and the Bank entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) and an Export-Import Bank Loan and Security Agreement (the “Ex-Im Loan Agreement”) substantially on the terms set forth in the Commitment Letter. Additional availability will be provided under the facility by eliminating the existing term loan reserve and by including availability based on domestic inventory and accounts receivable from international sales and export-related inventory. The Export-Import Bank of the United States will guarantee, for the benefit of the Bank, a portion of the loans based on the accounts receivable from international sales and export-related inventory. Further terms and conditions relating to the loans under the Ex-Im Loan Agreement are set forth in the Borrower Agreement dated September 13, 2010 between the Bank and the Company.

Consistent with the original loan and security agreement, the Loan Agreement and the Ex-Im Loan Agreement contain customary covenants for credit facilities of this size and type that include, among others, covenants that limit the Company’s and its subsidiaries’ ability to dispose of assets, enter into mergers or acquisitions, incur indebtedness, incur liens, pay dividends or make distributions on the Company’s capital stock, make investments or loans, and enter into certain affiliate transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Loan Agreement also contains financial covenants including minimum EBITDA, a limitation on capital expenditures and a minimum Adjusted Quick Ratio. Further, a minimum fixed charge coverage ratio applies when the Company achieves specific covenant milestones. The covenant to maintain a minimum Adjusted Quick Ratio was reduced under the Loan Agreement to 1.10:1.00 from 1.20:1.00.

Consistent with the original loan and security agreement, the Loan Agreement contains customary events of default for credit facilities of this size and type that include, among others, non-payment defaults, covenant defaults, a default in the event a material adverse change occurs, defaults in the event the Company’s assets are attached or the Company is enjoined from doing business, bankruptcy and insolvency defaults, cross-defaults to certain other material indebtedness, material judgment defaults and inaccuracy of representations and warranties. The occurrence of an event of default could result in an increase to the applicable interest rate by 3.0%, an acceleration of all obligations under the Loan Agreement, an obligation of the Company to repay all obligations in full, and a right by the Bank to exercise all remedies available to it under the Loan Agreement and related agreements. In addition, if the guarantee from the Export-Import Bank of the United States ceases to be in full force and effect, the Company must repay all loans under the Ex-Im Loan Agreement.

As of September 13, 2010, the Company had no outstanding borrowings under the revolving loan facility.

The foregoing description of the Loan Agreement is qualified in its entirety by the full text of the Loan Agreement and the Ex-Im Loan Agreement as attached to this Form 8-K as Exhibits 10.2 and 10.3, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Commitment Letter with Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 4, 2010).

10.2	Amended and Restated Loan and Security Agreement between Silicon Valley Bank and AtriCure, Inc.

10.3	Export-Import Bank Loan and Security Agreement between Silicon Valley Bank and AtriCure, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATRICURE, INC.

Date: September 17, 2010	By:	/s/ Julie A. Piton
Julie A. Piton
Vice President, Finance and
Administration and Chief Financial Officer